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                                  EXHIBIT 4.2


                                     OPCOM

                        1982 INCENTIVE STOCK OPTION PLAN

         I. Purpose. The OPCOM 1982 Incentive Stock Option Plan (the "Plan") is established to create additional incentive for key employees of OPCOM and its parent and/or its subsidiary corporations (collectively referred to as the "Company") to promote the financial success and progress of the Company. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in Sections 425(e) and 425(f) of the Internal Revenue Code of 1954, as amended, (the "Code").

         II. Administration. The Plan shall be administered by the Board of Directors (the "Board") and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee if it has been appointed. All questions of interpretation of the Plan or of any options granted under the Plan (an "Option") shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan and/or any Option.

         III.    Eligibility.

                 A. The Options may be granted only to employees (including officers) of the Company. The Board shall, in its sole discretion, determine which employees shall be granted Options (an "Optionee"). A director of the Company shall not be eligible to be granted an Option unless the director is also an employee of the Company. An Optionee may, if he is otherwise eligible, be granted additional Options.

                 B. Except as set forth below, the aggregate fair market value of the stock for which an employee may be granted options in any calendar year under all incentive stock option plans of the Company as determined in accordance with Section 422A(b)(8) of the Code shall not exceed $100,000 plus any unused limit carryover to such year determined in accordance with Section 422A(c)(4) of the Code (the "fair market value limitation"); provided, however, that in the event of an amendment to Section 422A of the Code, this Section 3(b) shall be automatically amended to make this provision no more restrictive to the Optionee than necessary to insure qualification of the incentive stock option as meeting the requirements of Section 422A of the Code. In the event an employee receives an Option intended to be an incentive stock option which is subsequently determined to have exceeded the fair market value limitation, the Option shall be amended, if necessary, in accordance with applicable Treasury Regulations and rulings to preserve to the maximum possible extent the status of the Option as an incentive stock option (as defined in the Code).
The Board may grant options pursuant to the Plan in excess of the fair market value limitation if separate Options are granted for the portion constituting an incentive stock option and the portion constituting a non-qualified stock option.

                 C. No employee shall be eligible to receive Options if such employee owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company within the meaning of
Section 422A(b)(6) of the Code.

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         IV.     Shares Subject to Option.  The maximum number of shares which may be issued under the Plan shall be 2,427,923 shares of the Company's authorized but unissued common stock, subject to adjustment as provided in paragraph 6(f). In the event that any outstanding Option for any reason expires or is terminated or any shares issued pursuant to an Option are repurchased by the Company pursuant to a repurchase option contained in the Plan, any Option, and/or any amendment to an Option, the shares of common stock allocable to the unexercised portion of such Option or so repurchased may again be subject to an Option.

         V. Time for Granting Options. All Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company.

         VI. Terms, Conditions and Form of Options. Subject to the provisions of the Plan, the Board shall determine for each Option (which need not be identical) the number of shares for which the Option shall be granted, the option price of the Option, the exercisability of the Option and all other terms and conditions of the Option. Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of shares covered thereby, in such form as the Board shall from time to time establish, which agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

                 A. Option price. The option price shall be not less than the fair market value as determined by the Board of the shares of common stock of the Company on the date the option is granted.

                 B. Exercise Period of Options. The Board shall have the power to set the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable and the term of each Option; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted. Unless otherwise provided for by the Board in the grant of the Option, any Option granted hereunder shall be exercisable in four
(4) equal annual installments, commencing one year after the date of the grant of the Option.

                 C.       Exercise of Options.

                              1.    Options may be exercised only by written
notice to the Company, stating the number of shares being purchased and accompanied by payment of the option price for the number of shares being purchased (1) in cash, (2) by tender to the Company of shares of the Company's common stock owned by the Optionee and having a fair market value not less than the option price, (3) by cash for a portion of the option price and the Optionee's promissory note for the balance of the option price with such note being secured by the stock acquired pursuant to the then current form of joint escrow instructions as approved by the Board or (4) by such other consideration as the Board may approve at the time the Option is granted. Unless otherwise specified by the Board at the time the Option is granted, the cash portion specified in (3) above shall be five percent (5%) of the option price and the principal amount set forth in the promissory note shall be due four years from the date the Option is granted, with interest payable in quarterly installments at the minimum interest rate to avoid imputed interest pursuant to Section 483 of the Internal Revenue Code.

                              2.    At the time an option is exercised, in
whole or in part, or at any time thereafter as requested by the Company, the Optionee shall make adequate provision for federal and state income tax withholding obligations of the Company, if any, which arise upon exercise, in whole or in part of the Option.

                              3.    An Option, is not exercisable if there is
outstanding, within the meaning of Section 422A(c)(7) of the Code, any incentive stock option (as defined in the Code) which was granted to the Optionee before the granting of the Option; provided however, that in the event of an amendment to





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Section 422A of the Code, this Section 6(c)(ii) shall be automatically amended to make this provision no more restrictive to the Optionee than necessary to insure qualification of the incentive stock option as meeting the requirements of Section 422A of the Code; provided further, however, that such restriction on exercise shall not apply to an Option granted pursuant to the Plan which is not an incentive stock option (as defined in the Code) and/or which is designated by the Board as a non-qualified stock option.

                              4.    An Option is not exercisable until such
time as the Plan is duly approved by the stockholders of the Company.

                              5.    In the event of a merger or consolidation
in which the Company is not the surviving corporation or the sale of all or substantially all of the Company s assets, all outstanding Options, notwithstanding the terms of such Options, shall in the sole discretion of the Board, be assumed by the successor corporation or become immediately exercisable.

                 D. Options Non-Transferable. During the lifetime of the Optionee, the Option shall be exercisable only by said Optionee. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

                 E. Termination of Options. If an Optionee ceases to be an employee of the Company for any reason except death or disability, any Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee ceased to be an employee, may be exercised by the Optionee within three months after the date on which the Optionee ceased to be an employee, but in any event no later than the date of expiration of the Option term. If the Optionee's employment with the Company is terminated because of the death of the Optionee or disability of the Optionee within the meaning of Section 105(d)(4) of the Code, any Option, to the extent unexercised and exercisable by the Optionee on the date the Optionee ceased to be employed by the Company, may be exercised by the Optionee (or the Optionee's legal representative) at any time prior to the expiration of twelve (l2) months from the date the Optionee ceased to be employed, but in any event no later than the date of expiration of the Option term. An Optionee's employment shall be deemed to have terminated on account of death if the Optionee dies within three
(3) months of the Optionee's termination of employment. Except as provided in this paragraph 6(e), an Option shall terminate and may not be exercised after the Optionee ceases to be an employee of the Company.

                 F. Effect of Change in Stock Subject to Plan. Appropriate adjustments shall be made in the number and class of shares of stock subject to this Plan and to any outstanding Options and in the exercise price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split or like change in the capital structure of the Company.

                 G. Restriction on Issuance of Shares. The grant of Options and the issuance of shares shall be subject to compliance with all of the applicable requirements of law with respect to such securities, including any required approval by the Commissioner of Corporations of the State of California.

                 H. Rights as a Stockholder or Employee. No person shall have any rights as a stockholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate(s) for the shares for which the Option has been exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued, except as provided in paragraph 6(f). Nothing in this Plan or in any Option agreement shall





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confer upon any Optionee any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate the Optionee's employment at any time.

                 I. Fractional Shares. In no event shall the Company be required to issue fractional shares upon the exercise of an Option.

         VII. Termination or Amendment of Plan. The Board may at any time terminate or amend the Plan, provided that without approval of stockholders there shall be: (i) no increase in the total number of shares covered by the Plan (except by operation of the provisions of subparagraph 6(f) above), and
(ii) no change in the class of persons eligible to receive Options. In any case, no amendment may adversely affect any then outstanding Options or any unexercised portions thereof without the consent of the Optionee unless such amendment is required to enable the Option to qualify as an incentive stock option (as defined in the Code).





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